UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C., 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 8, 2011

APD ANTIQUITIES, INC.

(Exact name of small business issuer as specified in its charter)

Commission File Number: 000-50738

Nevada	91-1959986
(State or jurisdiction of incorporation or organization)	(I.R.S Employer I.D No.)

1314 S. Grand Blvd, Ste. 2-250, Spokane, WA 99202

(Address of principal executive offices)

(509) 744-8590
(Issuer’s telephone number)

___________________________

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

ITEMS TO BE INCLUDED IN THIS REPORT

Item 1.01.	Entry into a Material Definitive Agreement.

On April 8, 2011, APD Antiquities, Inc. (the “Company”) entered into a definitive agreement with Marycliff Investment Corporation and executed a convertible promissory note relating to a loan in the amount of $50,000 for a period of 270 days at 8% interest per annum. On April 12, 2011, the Company entered into a similar definitive agreement with Vincent Valdez and executed a convertible promissory note relating to a loan in the amount of $50,000 for a period of 270 days at 8% interest.  Both promissory notes can be converted to shares of restricted common stock at $.05 per share at any time during the term of the promissory notes.

There were no commissions paid in connection with the issuance of the promissory notes.  The transaction was arranged and undertaken by the officers of the Company.

On April 8, 2011, the Company entered into a non-binding Letter of Intent with Northern Adventures LLC. (“Northern”) related to securing an option to enter into a lease agreement related to two mineral properties located in the state of Montana.  As part of the transaction with Northern, the Company made a one hundred twenty (120) day unsecured loan in the amount of $55,000 to Northern for the express purpose of securing additional mineral rights in the immediate area of the two mineral properties owned by Northern by locating, filing and recording approximately 125 unpatented mining claims at an average cost of $400 each.  The promissory note bears interest at 8% per annum.

There were no fees, commissions or professional fees for services rendered in connection with the promissory note.  The transaction was arranged and undertaken by the officers of the Company.

Item 9.01.	Exhibits. Financial Statements and Exhibits

(c)	Exhibits

10.1	Form of Convertible Promissory Note entered into by the Company as the Borrower and Marycliff Investment Corporation as the Lendor on April 8, 2011 and Vincent Valdez as the Lendor on April 12, 2011

10.2	Form of Promissory Note entered into by the Company as the Lendor and Northern Adventure, LLC as the Borrower on April 8, 2001

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APD ANTIQUITIES, INC. (Registrant)

Date: April 13, 2011	By:	/s/ Cindy K. Swank
Cindy K. Swank President and CEO